Exhibit 99.2

Cellectar Biosciences Announces Closing of $24.5 Million

Underwritten Public Offering and $20.5 Million Concurrent Private Placement

FLORHAM PARK, N.J., December 28, 2020 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage clinical biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, today announced the closing of its previously announced underwritten public offering of its common stock for gross proceeds of approximately $24.5 million at a public offering price of $1.35 per share of common stock, prior to deducting underwriting discounts and commissions and estimated offering expenses.

In a separate concurrent private placement transaction led by healthcare-focused institutional investors, Cellectar offered and sold 1,518.5180 shares of Series D convertible preferred stock convertible into a number of shares of common stock equal to $13,500 divided by $1.35 (or 10,000 shares of common stock for each share of Series D Preferred Stock converted), at a price of $13,500 per share of Series D Preferred Stock. The gross proceeds from the private placement were approximately $20.5 million, prior to deducting placement agent fees and estimated expenses. The Series D Preferred Stock will only be convertible into common stock upon receipt of stockholder approval of the issuance of the shares of common stock as required by Nasdaq Marketplace Rule 5635(d) at a special stockholder meeting to be called for that purpose.

Oppenheimer & Co. Inc. acted as the sole book-running manager in connection with the public offering and the lead placement agent in connection with the private placement. Roth Capital Partners, Maxim Group LLC and Ladenburg Thalmann & Co. Inc. acted as co-managers in connection with the public offering and as co-placement agents in connection with the private placement.

The shares of common stock in the public offering were offered pursuant to a registration statement on Form S-3 (File No. 333-244362), which was declared effective by the Securities and Exchange Commission (SEC) on August 20, 2020. The public offering was made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A final prospectus supplement and the accompanying prospectus relating to the public offering were filed by the Company with the SEC. Copies of the final prospectus supplement and the accompanying prospectus relating to the public offering may also be obtained from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY, 10004, by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com.

The Series D Preferred Stock and the shares of our common stock issuable upon the exercise of the Series D Preferred Stock were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development and commercialization of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop PDCs that specifically target cancer cells, delivering improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s lead PDC therapeutic, CLR 131, is currently in two clinical studies. The CLOVER-1 Phase 2 study and the Phase 1 pediatric safety study. The CLOVER-1 study met the primary efficacy endpoints from the Part A dose-exploration portion, conducted in r/r B-cell malignancies, and is now enrolling in expansion cohorts evaluating in triple class refractory multiple myeloma and BTK inhibitor failed Waldenstrom’s macroglobulinemia patients. The dosing regimen is designed to provide the optimal dose identified in Part A of >60 mCi total body dose. The data from the Part A portion were announced on February 19, 2020.

The Phase 1 pediatric study is an open-label, sequential-group, dose-escalation study to evaluate the safety and tolerability of CLR 131 in children and adolescents with relapsed or refractory cancers, including malignant brain tumors, neuroblastoma, sarcomas, and lymphomas (including Hodgkin’s lymphoma). The Phase 1 study is being conducted internationally at seven leading pediatric cancer centers.

The company’s product pipeline includes one preclinical PDC chemotherapeutic program (CLR 1900) and multiple partnered PDC assets.

For more information, please visit www.cellectar.com or join the conversation by liking and following us on the company’s social media channels: Twitter, LinkedIn, and Facebook.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes including our expectations of the impact of the COVID-19 pandemic. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of CLR 131, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, patient enrollment and the completion of clinical studies, the FDA review process and other government regulation, our ability to maintain orphan drug designation in the United States for CLR 131, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2019, our Form 10-Q for the quarter ended March 31, 2020, our Form 10-Q for the quarter ended June 30, 2020 and our Form 10-Q for the quarter ended September 30, 2020. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors, LLC

646-915-3820

monique@lifesciadvisors.com